Exhibit 10.1

MUTUAL TERMINATION AND RELEASE AGREEMENT

This Mutual Termination and Release Agreement (this “Agreement”), dated as of January 21, 2026 (the “Effective Date”), is entered into by and between Avalon GloboCare Corp., a Delaware corporation (“PubCo”), Nexus MergerSub Limited, a business company incorporated in the British Virgin Islands and a wholly owned subsidiary of PubCo (“Merger Sub”, and together with PubCo, the “PubCo Entities”) and YOOV Group Holding Limited, a business company incorporated in the British Virgin Islands (the “Company”). Each of the PubCo Entities and the Company are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties previously entered into that certain Agreement and Plan of Merger, dated as of March 7, 2025 (the “Merger Agreement”), pursuant to which, among other things, a wholly-owned subsidiary of PubCo would merge with and into the Company (the “Merger”);

WHEREAS, Section 7.06 of the Merger Agreement provides for the payment of a termination fee by one Party to the other under certain specified circumstances;

WHEREAS, the Parties have mutually agreed to terminate the Merger Agreement and abandon the Merger and the other transactions contemplated thereby; and

WHEREAS, the Parties desire to set forth their mutual agreement with respect to such termination and to provide for a full and final release of claims, subject only to the specific surviving obligations set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and releases set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

TERMINATION

1. Termination of Merger Agreement. The Merger Agreement is hereby terminated in its entirety, effective as of the Effective Date, pursuant to Section 7.01 thereof, and shall be of no further force or effect, except as expressly provided in Section 3 of this Agreement. Neither Party (nor any stockholder, officer, director, employees, agent or representative of either Party) shall have any further liability or obligation to the other under the Merger Agreement, except with respect to the obligations expressly stated to survive termination as set forth in this Agreement.

ARTICLE II

MISCELLANEOUS

2. Mutual Waiver of Termination Fees; Other Fees and Expenses. Notwithstanding Section 7.06 (Termination Fee) of the Merger Agreement, each Party hereby irrevocably waives any and all rights to receive, and forever discharges the other Party from any obligation to pay, any fee, reimbursement for expenses, or any other payment that is or could become payable in connection with the Merger Agreement, including without limitation, payment of any termination fee due pursuant to Section 7.06 of the Merger Agreement or otherwise payable in connection with its termination. The Parties acknowledge and agree that no fee or expense reimbursement is payable by either Party to or on behalf of the other Party.

3. Surviving Obligations. The following provisions of the Merger Agreement, and any defined terms necessary for their interpretation, are hereby incorporated by reference and shall survive its termination in accordance with their terms:

3.1. Confidentiality: Section 5.03(d) (Confidentiality) shall survive for the period specified therein.

3.3. General Provisions: Article IX (Miscellaneous) shall survive to govern the interpretation of the surviving provisions, provided that Section 9.07 (Notices) shall apply to any notices required or permitted under this Agreement.

3.4. Mutual Non-Disparagement. For a period of three (3) years from the Effective Date, each Party agrees not to, directly or indirectly, and to cause its officers, senior executives and directors not to, make, publish or otherwise disseminate, whether orally or in writing, any statement or communication that disparages, defames or portrays in a negative light the other Party, its business, or its leadership. This provision shall not restrict (a) truthful testimony required by law in any legal or administrative proceeding, (b) communications with governmental or regulatory authorities as required by law, or (c) any good faith rebuttal to a prior public statement by the other Party that is in breach of this Section 3.4.

4. Mutual Release of Claims.

4.1. General Release. Each Party, on behalf of itself and its stockholders, officers, directors, employees, agents, representatives, affiliates, successors and assigns (the “Releasing Parties”), hereby fully and irrevocably releases, acquits, and forever discharges the other Party and its past and present affiliates, directors, officers, employees, and agents (the “Released Parties”) from any and all claims, demands, actions, causes of action, damages, liabilities, and obligations of any kind, whether known or unknown, suspected or unsuspected, that such Releasing Party ever had, now has, or may have against the Released Parties arising from or relating to the Merger Agreement, the proposed Merger, or the negotiations leading thereto (collectively, the “Released Claims”).

4.2. Exceptions to Release. The release in Section 4.1 shall not apply to: (a) any rights or obligations created by this Agreement; (b) any rights under the provisions of the Merger Agreement identified as surviving in Section 3 of this Agreement; or (c) any claim based on fraud or intentional misrepresentation.

4.3. Waiver of Unknown Claims. Each Party expressly waives and relinquishes any rights or benefits it may have under any statute or principle of common law that provides that a general release does not extend to claims which the releasing party does not know or suspect to exist.

5. Indemnification for Breach of this Agreement.

5.1. Mutual Obligation. Each Party (the “Indemnifying Party”) shall indemnify, defend, and hold harmless the other Party (the “Indemnified Party”) from and against any and all losses incurred by the Indemnified Party arising from a material breach of this Agreement by the Indemnifying Party.

5.2. Identical Caps. The aggregate liability of either Party for all claims for indemnification under this Section 5 shall not exceed Five Hundred Thousand U.S. Dollars (US $500,000), except for claims based on fraud or intentional misrepresentation, for which liability shall be uncapped.

6. Governing Law; Dispute Resolution.

6.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law principles.

6.2. Jurisdiction and Venue. Each Party irrevocably consents to the personal jurisdiction of the state and federal courts located in New Castle County, Delaware, for any action arising from this Agreement.

6.3. Prevailing Party Fees. In any action to enforce this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing Party.

7. Miscellaneous. This Agreement, together with the surviving provisions of the Merger Agreement incorporated herein, constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior discussions. This Agreement may be executed in counterparts, each of which shall be deemed an original. A signed copy delivered by email or other electronic means is effective as an original.

IN WITNESS WHEREOF, the Parties have executed this Mutual Termination and Release Agreement as of the Effective Date.

AVALON GLOBOCARE CORP.

By:	/s/ Luisa Ingargiola
Name:	Luisa Ingargiola
Title:	Chief Financial Officer

NEXUS MERGERSUB LIMITED

By:	/s/ Luisa Ingargiola
Name:	Luisa Ingargiola
Title:	Director

YOOV GROUP HOLDING LIMITED

By:	/s/ Phil Wong
Name:	Phil Wong
Title:	Chief Executive Officer

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